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Exhibit 10.1

PROVIDER AGREEMENT

BETWEEN STATE OF OHIO
DEPARTMENT OF JOB AND FAMILY SERVICES AND
WELLCARE OF OHIO, INC.
Amendment No. 2

Pursuant to Article IX.A. the Provider Agreement between the State of Ohio, Department of Job and Family Services, (hereinafter referred to as "ODJFS") and WELLCARE OF OHIO, INC. (hereinafter referred to as "MCP") for the Aged, Blind or Disabled (hereinafter referred to as "ABD") population dated December 1, 2006, is hereby amended as follows:

1. Appendix C is modified as attached.

2. All other terms of the provider agreement are hereby affirmed.

The amendment contained herein shall be effective March 1, 2007.

WELLCARE OF OHIO, INC.:
BY:	/s/ Todd S. Farha	DATE:	2/19/2007
TODD S. FARHA, PRESIDENT & CEO
OHIO DEPARTMENT OF JOB AND FAMILY SERVICES:
BY:	/s/ Helen E. Jones-Kelly	DATE:	2/27/2007
HELEN E. JONES-KELLY, DIRECTOR

APPENDIX C

MCP RESPONSIBILITIES ABD ELIGIBLE POPULATION

The MCP must meet on an ongoing basis, all program requirements specified in Chapter 5101:3-26 of the Ohio Administrative Code (OAC) and the Ohio Department of Job and Family Services (ODJFS) - MCP Provider Agreement. The following are MCP responsibilities that are not otherwise specifically stated in OAC rule provisions or elsewhere in the MCP provider agreement, but are required by ODJFS.

General Provisions

1. The MCP agrees to implement program modifications as soon as reasonably possible or no later than the required effective date, in response to changes in applicable state and federal laws and regulations.

2. The MCP must submit a current copy of their Certificate of Authority (COA) to ODJFS within 30 days of issuance by the Ohio Department of Insurance.

3. The MCP must designate the following:

a. A primary contact person (the Medicaid Coordinator) who will dedicate a majority of their time to the Medicaid product line and coordinate overall communication between ODJFS and the MCP. ODJFS may also require the MCP to designate contact staff for specific program areas. The Medicaid Coordinator will be responsible for ensuring the timeliness, accuracy, completeness and responsiveness of all MCP submissions to ODJFS.

b. A provider relations representative for each service area included in their ODJFS provider agreement. This provider relations representative can serve in this capacity for only one service area (as specified in Appendix H).

If an MCP serves both the CFC and ABD populations, they are not required to designate a separate provider relations representative or Medicaid Coordinator for each population group.

4. All MCP employees are to direct all day-to-day submissions and communications to their ODJFS-designated Contract Administrator unless otherwise notified by ODJFS.

5. The MCP must be represented at all meetings and events designated by ODJFS as requiring mandatory attendance.

6. The MCP must have an administrative office located in Ohio.

Appendix C

7. Upon request by ODJFS, the MCP must submit information on the current status of their company's operations not specifically covered under this Agreement (for example, other product lines, Medicaid contracts in other states, NCQA accreditation, etc.) unless otherwise excluded by law.

8. The MCP must have all new employees trained on applicable program requirements, and represent, warrant and certify to ODJFS that such training occurs, or has occurred.

9. If an MCP determines that it does not wish to provide, reimburse, or cover a counseling service or referral service due to an objection to the service on moral or religious grounds, it must immediately notify ODJFS to coordinate the implementation of this change. MCPs will be required to notify their members of this change at least thirty (30) days prior to the effective date. The MCP's member handbook and provider directory, as well as all marketing materials, will need to include information specifying any such services that the MCP will not provide.

10. For any data and/or documentation that MCPs are required to maintain, ODJFS may request that MCPs provide analysis of this data and/or documentation to ODJFS in an aggregate format, such format to be solely determined by ODJFS.

11. The MCP is responsible for determining medical necessity for services and supplies requested for their members as specified in OAC rule 5101:3-26-03. Notwithstanding such responsibility, ODJFS retains the right to make the final determination on medical necessity in specific member situations.

12. In addition to the timely submission of medical records at no cost for the annual external quality review as specified in OAC rule 5101:3-26-07, the MCP may be required for other purposes to submit medical records at no cost to ODJFS and/or designee upon request.

13. The MCP must notify their Contract Administrator of the termination of an MCP panel provider that is designated as the primary care physician for ≥100 of the MCP's ABD members. The MCP must provide notification within one working day of the MCP becoming aware of the termination.

14. Upon request by ODJFS, MCPs may be required to provide written notice to members of any significant change(s) affecting contractual requirements, member services or access to providers.

15. MCPs may elect to provide services that are in addition to those covered under the Ohio Medicaid fee-for-service program. Before MCPs notify potential or current members of the availability of these services, they must first notify ODJFS and advise ODJFS of such planned services availability. If an MCP elects to provide additional services, the MCP

Appendix C

must ensure to the satisfaction of ODJFS that the services are readily available and accessible to members who are eligible to receive them.

a. MCPs are required to make transportation available to any member that must travel thirty (30) miles or more from their home to receive a medically-necessary Medicaid-covered service. If the MCP offers transportation to their members as an additional benefit and this transportation benefit only covers a limited number of trips, the required transportation listed above may not be counted toward this trip limit.

b. Additional benefits may not vary by county within a region except out of necessity for transportation arrangements (e.g., bus versus cab). MCPs approved to serve consumers in more than one region may vary additional benefits between regions.

c. MCPs must give ODJFS and members ninety (90) days prior notice when decreasing or ceasing any additional benefit(s). When it is beyond the control of the MCP, as demonstrated to ODJFS' satisfaction, ODJFS must be notified within one (1) working day.

16. MCPs must comply with any applicable Federal and State laws that pertain to member rights and ensure that its staff adhere to such laws when furnishing services to its membrs. MCPs shall include a requirement in its contracts with affiliated providers that such providers also adhere to applicable Federal and State laws when providing services to members.

17. MCPs must comply with any other applicable Federal and State laws (such as Title VI of the Civil rights Act of 1964, etc.) and other laws regarding privacy and confidentiality, as such may be applicable to this Agreement.

18. Upon request, the MCP will provide members and potential members with a copy of their practice guidelines.

19. The MCP is responsible for promoting the delivery of services in a culturally competent manner, as solely determined by ODJFS, to all members, including those with limited English proficiency (LEP) and diverse cultural and ethnic backgrounds.

All MCPs must comply with the requirements specified in OAC rules 5101:3-26-03.1, 5101:3-26-05(D), 5101:3-26-05.1(A), 5101:3-26-08 and 5101:3-26-08.2 for providing assistance to LEP members and eligible individuals. In addition, MCPs must provide written translations of certain MCP materials in the prevalent non-English languages of members and eligible individuals in accordance with the following:

Appendix C

a. When 10% or more of the ABD eligible individuals in the MCP's service areahave a common primary language other than English, the MCP must translate all ODJFS-approved marketing materials into the primary language of that group. The MCP must monitor changes in the eligible population on an ongoing basis and conduct an assessment no less often than annually to determine which, if any, primary language groups meet the 10% threshold for the eligible individuals in each service area. When the 10% threshold is met, the MCP must report this information to ODJFS, in a format as requested by ODJFS, translate their marketing materials, and make these marketing materials available to eligible individuals. MCPs must submit to ODJFS, upon request, their prevalent non English language analysis of eligible individuals and the results of this analysis.

b. When 10% or more of an MCP's ABD members in the MCP's service area have a common primary language other than English, the MCP must translate all ODJFS-approved member materials into the primary language of that group. The MCP must monitor their membership and conduct a quarterly assessment to determine which, if any, primary language groups meet the 10% threshold. When the 10% threshold is met, the MCP must report this information to ODJFS, in a format as requested by ODJFS, translate their member materials, and make these materials available to their members. MCPs must submit to ODJFS, upon request, their prevalent non-English language member analysis and the results of this analysis.

20. The MCP must utilize a centralized database which records the special communication needs of all MCP members (i.e., those with limited English proficiency, limited reading proficiency, visual impairment, and hearing impairment) and the provision of related services (i.e., MCP materials in alternate format, oral interpretation, oral translation services, written translations of MCP materials, and sign language services). This database must include all MCP member primary language information (PLI) as well as all other special communication needs information for MCP members, as indicated above, when identified by any source including but not limited to ODJFS, ODJFS selection services entity, MCP staff, providers, and members. This centralized database must be readily available to MCP staff and be used in coordinating communication and services to members, including the selection of a PCP who speaks the primary language of an LEP member, when such a provider is available. MCPs must share member specific communication needs information with their providers [e.g., PCPs, Pharmacy Benefit Managers (PBMs), and Third Party Administrators (TPAs)], as applicable. MCPs must submit to ODJFS, upon request, detailed information regarding the MCP's members with special communication needs, which could include individual member names, their specific communication need, and any provision of special services to members (i.e., those special services arranged by the MCP as well as those services reported to the MCP which were arranged by the provider).

Appendix C

Additional requirements specific to providing assistance to hearing-impaired, vision-impaired, limited reading proficient (LRP), and LEP members and eligible individuals are found in OAC rules 5101:3-26-03.1, 5101:3-26-05(D), 5101:3-26-05.1(A), 5101:3-26-08, and 5101-3-26-08.2.

21. The MCP is responsible for ensuring that all member materials use easily understood language and format. The determination of what materials comply with this requirement is in the sole discretion of ODJFS.

22. Pursuant to OAC rules 5101:3-26-08 and 5101:3-26-08.2, the MCP is responsible for ensuring that all MCP marketing and member materials are prior approved by ODJFS before being used or shared with members. Marketing and member materials are defined as follows:

a. Marketing materials are those items produced in any medium, by or on behalf of an MCP, including gifts of nominal value (i.e., items worth no more than $15.00), which can reasonably be interpreted as intended to market to eligible individuals.

b. Member materials are those items developed, by or on behalf of an MCP, to fulfill MCP program requirements or to communicate to all members or a group ofmembers. Member health education materials that are produced by a source other than the MCP and which do not include any reference to the MCP are not considered to be member materials.

c. All MCP marketing and member materials must represent the MCP in an honest and forthright manner and must not make statements which are inaccurate, misleading, confusing, or otherwise misrepresentative, or which defraud eligible individuals or ODJFS.

d. All MCP marketing cannot contain any assertion or statement (whether written or oral) that the MCP is endorsed by CMS, the Federal or State government or similar entity.

e. MCPs must establish positive working relationships with the CDJFS offices and must not aggressively solicit from local Directors, MCP County Coordinators, or or other staff. Furthermore, MCPs are prohibited from offering gifts of nominal value (i.e. clipboards, pens, coffee mugs, etc.) to CDJFS offices or SSE staff, as these may influence an individual's decision to select a particular MCP.

23. Advance Directives - All MCPs must comply with the requirements specified in 42 CFR 422.128. At a minimum, the MCP must:

a. Maintain written policies and procedures that meet the requirements for advance

Appendix C

directives, as set forth in 42 CFR Subpart I of part 489.

b. Maintain written policies and procedures concerning advance directives with respect to all adult individuals receiving medical care by or through the MCP to ensure that the MCP:

i. Provides written information to all adult members concerning:

a. the member's rights under state law to make decisions concerning their medical care, including the right to accept or refuse medical or surgical treatment and the right to formulate advance directives. (In meeting this requirement, MCPs must utilize form JFS 08095 entitled You Have the Right, or include the text from JFS 08095 in their ODJFS-approved member handbook).

b. the MCP's policies concerning the implementation of those rights including a clear and precise statement of any limitation regarding the implementation of advance directives as a matter of conscience;

c.  any changes in state law regarding advance directives as soon as possible but no later than ninety (90) days after the proposed effective date of the change; and

d. the right to file complaints concerning noncompliance with the advance directive requirements with the Ohio Department of Health.

ii. Provides for education of staff concerning the MCP's policies and procedures on advance directives;

iii. Provides for community education regarding advance directives directly or in concert with other providers or entities;

iv. Requires that the member's medical record document whether or not the member has executed an advance directive; and

v. Does not condition the provision of care, or otherwise discriminate against a member, based on whether the member has executed an advance directive.

Appendix C

24. New Member Materials
Pursuant to OAC rule 5101:3-26-08.2 (B)(3), MCPs must provide to each member an MCP identification (ID) card, a new member letter, a member handbook, a provider directory, and information on advance directives.

a. MCPs must use the model language specified by ODJFS for the new member letter.

b. The ID card and new member letter must be mailed together to the member via a method that will ensure its receipt prior to the member's effective date of coverage. No other materials may be included with this mailing.

c. The member handbook, provider directory and advance directives information must be mailed separately from the ID card and new member letter. MCPs will meet the timely receipt requirement for these materials if they are mailed to the member within twenty-four (24) hours of the MCP receiving the ODJFS-produced monthly membership roster (MMR). This is provided the materials are mailed via a method with an expected delivery date of five (5) days. If the MCP is unable to mail the materials within twenty-four (24) hours, the materials must be mailed via a method that will ensure receipt by no later than the effective date of coverage.

d. MCPs must designate two (2) MCP staff members to receive a copy of the new member materials on a monthly basis in order to monitor the timely receipt of these materials. At least one of the staff members must receive the materials at their home address.

25. Call Center Standards
The MCP must provide assistance to members through a member services toll-free call-in system pursuant to OAC rule 5101:3-26-08.2(A)(1). MCP member services staff must be available nationwide to provide assistance to members through the toll-free call-in system every Monday through Friday, at all times during the hours of 7:00 am to 7:00 pm Eastern Time, except for the following major holidays:

• New Year's Day
• Martin Luther King's Birthday
• Memorial Day
• Independence Day
• Labor Day
• Thanksgiving Day
• Christmas Day
• 2 optional closure days: These days can be used independently or in combination with any of the major holiday closures but cannot both be

Appendix C

used within the same closure period. Before announcing any optional closure dates to members and/or staff, MCPs must receive ODJFS prior-approval which verifies that the optional closure days meet the specified criteria.

If a major holiday falls on a Saturday, the MCP member services line may be closed on the preceding Friday. If a major holiday falls on a Sunday, the member services line may be closed on the following Monday. MCP member services closure days must be specified in the MCP's member handbook, member newsletter, or other some general issuance to the MCP's members at least thirty (30) days in advance of the closure.

The MCP must also provide access to medical advice and direction through a centralized twenty-four-hour, seven day, toll-free call-in system, available nationwide, pursuant to OAC rule 5101:3-26-03.1(A)(6). The twenty-four (24)/7 hour call-in system must be staffed by appropriately trained medical personnel. For the purposes of meeting this requirement, trained medical professionals are defined as physicians, physician assistants, licensed practical nurses, and registered nurses.

MCPs must meet the current American Accreditation HealthCare Commission/URAC-designed Health Call Center Standards (HCC) for call center abandonment rate, blockage rate and average speed of answer. By the 10th of each month, MCPs must self-report their prior month performance in these three areas for their member services and twenty-four (24) hour toll-free call-in systems to ODJFS. ODJFS will inform the MCPs of any changes/updates to these URAC call center standards.

MCPs are not permitted to delegate grievance/appeal functions [Ohio Administrative Code (OAC) rule 5101:3-26-08.4(A)(9)]. Therefore, the member services call center requirement may not be met through the execution of a Medicaid Delegation Subcontract Addendum or Medicaid Combined Services Subcontract Addendum.

26. Notification of Optional MCP Membership

In order to comply with the terms of the ODJFS State Plan Amendment for the managed care program (i.e., 42 CFR 438.50), MCPs in mandatory membership service areas must inform new members, as applicable, that MCP membership is optional for certain populations. Specifically, MCPs must inform any applicable pending member or member that the following ABD population is not required to select an MCP in order to receive their Medicaid healthcare benefit and what steps they need to take if they do not wish to be a member of an MCP:
-  Indians who are members of federally-recognized tribes, except as permitted under 42 C.F.R 438.50(d)(21).

Appendix C

27. HIPAA Privacy Compliance Requirements

The Health Insurance Portability and Accountability Act (HIPAA) Privacy Regulations at 45 CFR. § 164.502(e) and § 164.504(e) require ODJFS to have agreements with MCPs as a means of obtaining satisfactory assurance that the MCPs will appropriately safeguard all personal identified health information. Protected Health Information (PHI) is information received from or on behalf of ODJFS that meets the definition of PHI as defined by HIPAA and the regulations promulgated by the United States Department of Health and Human Services, specifically 45 CFR 164.501, and any amendments thereto. MCPs must agree to the following:

a. MCPs shall not use or disclose PHI other than is permitted by this Agreement or required by law.

b. MCPs shall use appropriate safeguards to prevent unauthorized use or disclosure of PHI.

c. MCPs shall report to ODJFS any unauthorized use or disclosure of PHI of which it becomes aware. Any breach by the MCP or its representatives of protected health information (PHI) standards shall be immediately reported to the State HIPAA Compliance Officer through the Bureau of Managed Health Care. MCPs must provide documentation of the breach and complete all actions ordered by the HIPAA Compliance Officer.

d. MCPs shall ensure that all its agents and subcontractors agree to these same PHI conditions and restrictions.

e. MCPs shall make PHI available for access as required by law.

f. MCP shall make PHI available for amendment, and incorporate amendments as appropriate as required by law.

g. MCPs shall make PHI disclosure information available for accounting as required by law.

h. MCPs shall make its internal PHI practices, books and records available to the Secretary of Health and Human Services (HHS) to determine compliance.

i. Upon termination of their agreement with ODJFS, the MCPs, at ODJFS' option, shall return to ODJFS, or destroy, all PHI in its possession, and keep no copies of the information, except as requested by ODJFS or required by law.

j. ODJFS will propose termination of the MCP's provider agreement if ODJFS determines that the MCP has violated a material breach under this section of the agreement, unless inconsistent with statutory obligations of ODJFS or the MCP.

Appendix C

28. Electronic Communications - MCPs are required to purchase/utilize Transport Layer Security (TLS) for all e-mail communication between ODJFS and the MCP. The MCP's e-mail gateway must be able to support the sending and receiving of e-mail using Transport Layer Security (TLS) and the MCP's gateway must be able to enforce the sending and receiving of email via TLS.

29. MCP Membership acceptance, documentation and reconciliation

a. Selection Services Contractor: The MCP shall provide to the selection services contractor (SSC) ODJFS prior-approved MCP materials and directories for distribution to eligible individuals who request additional information about the MCP.

b. Monthly Reconciliation of Membership and Premiums:  The MCP shall reconcile member data as reported on the SSC-produced consumer contact record (CCR) with the ODJFS-produced monthly member roster (MMR) and report to the ODJFS any difficulties in interpreting or reconciling information received. Membership reconciliation questions must be identified and reported to the ODJFS prior to the first of the month to assure that no member is left without coverage. The MCP shall reconcile membership with premium payments reported on the monthly remittance advice (RA).

The MCP shall work directly with the ODJFS, or other ODJFS-identified entity, to resolve any difficulties in interpreting or reconciling premium information. Premium reconciliation questions must be identified within thirty (30)days of receipt of the RA.

c. Monthly Premiums: The MCP must be able to receive monthly premiums in a method specified by ODJFS. (ODJFS monthly prospective premium issue dates are provided in advance to the MCPs.) Various retroactive premium payments and recovery of premiums paid (e.g., retroactive terminations of membership, deferments, etc.,) may occur via any ODJFS weekly remittance.

d. Hospital Deferment Requests: When the MCP learns of a new member's hospitalization that is eligible for deferment prior to that member's discharge, the MCP shall notify the hospital and treating providers of the potential that the MCP may not be the payer. The MCP shall work with hospitals, providers and ODJFS to assure that discharge planning assures continuity of care and accurate payment. Notwithstanding the MCP's right to request a hospital deferment up to six (6) months following the member's effective date, when the MCP learns of a

Appendix C

deferment-eligible hospitalization, the MCP shall make every effort to notify ODJFS and request the deferment as soon as possible. When the MCP is notified by ODJFS of a potential hospital deferment, the MCP must make every effort to respond to ODJFS within ten (10) business days of the receipt of the deferment information.

e. Just Cause Requests: The MCP shall follow procedures as specified by ODJFS in assisting the ODJFS in resolving member requests for member-initiated requests affecting membership.

f. Eligible Individuals: If an eligible individual contacts the MCP, the MCP must provide any MCP-specific managed care program information requested. The MCP must not attempt to assess the eligible individual's health care needs. However, if the eligible individual inquires about continuing/transitioning health care services, MCPs shall provide an assurance that all MCPs must cover all medically necessary Medicaid-covered health care services and assist members with transitioning their health care services.

g. Pending Member If a pending member (i.e., an eligible individual subsequent to plan selection but prior to their membership effective date) contacts the selected MCP, the MCP must provide any membership information requested, including but not limited to, assistance in determining whether the current medications require prior authorization. The MCP must also ensure that any care coordination (e.g., PCP selection, transition of services) information provided by the pending member is logged in the MCP's system and forwarded to the appropriate MCP staff for processing as required. MCPs may confirm any information provided on the CCR at this time. Such communication does not constitute confirmation of membership. MCPs are prohibited from initiating contact with a pending member.

h. Transition of Fee-For-Service Members Providing care coordination, access to preventive and specialized care, case management, member services, and education with minimal disruption to members' established relationships with providers and existing care treatment plans is critical for members transitioning from Medicaid fee-for-service to managed care. MCPs must:

i. Develop a transition plan that outlines how the MCP will effectively address the unique care coordination issues for members in their first three months of MCP membership that includes at a minimum:

Appendix C

ii. An effective outreach process to identify each new member's existing and/or potential health care needs that results in a new member profile that includes, but is not limited to identification of:

a. Health care needs, including those services received through state sub-recipient agencies [e.g., the Ohio Department of Mental Health (ODMH), the Ohio Department of Mental Retardation and Developmental Disabilities (ODMR/DD), and the Ohio Department of Alcohol and Drug Addiction Services (ODADAS);

b. Existing sources of care (i.e., primary physicians, specialists, case manager(s), ancillary and other care givers); and

c. Current care therapies for all aspects of health care services, including scheduled health care appointments, planned and/or approved surgeries (inpatient or outpatient), ancillary or medical therapies, prescribed drugs, approved home health care, scheduled lab/radiology tests, necessary/approved durable medical equipment, supplies and needed/approved transportation arrangements.

iii. Strategies for how each new member will obtain care therapies from appropriate sources of care as an MCP member including reported scheduled health services as described in Section 28.i.(ii-iv) of this Appendix.

iv. Allow their new members that are transitioning from Medicaid fee-for-service to receive services from out-of-panel providers if the members contact the MCP to discuss the scheduled health services in advance of the service date and one of the following applies:

a. The member has appointments within the initial three months of the MCP membership with a primary physician or specialty physicians that were scheduled prior to the effective date of the MCP membership;

b. The member has been approved to receive an organ, bone marrow, or hematapoietic stem cell transplant pursuant to OAC rule 5101:3-2-07.1;

Appendix C

c. The member is in her third trimester of pregnancy and has an established relationship with an obstetrician and/or delivery hospital;

d. The member has been scheduled for an inpatient/outpatient surgery and has been prior-approved and/or precertified pursuant to OAC rule 5101:3-2-40 (surgical procedures would also include follow-up care as appropriate);

e. The member is receiving ongoing chemotherapy or radiation treatment;

f. The member has been released from the hospital within the last thirty (30) days and is following a treatment plan;

g. The member has been pre-certified to receive durable medical equipment (DME) which has not yet been received.

v. Reimburse out-of-panel providers that agree to provide the transition services identified in section 28.i.section ii at 100% of the current Medicaid fee-for-service provider rate for the service(s).

vi. Document the provision of transition services as follows:

a. As expeditiously as the situation warrants, contact the provider's offices via telephone to confirm that the service(s) meets the above criteria.

b. For services that meet the above criteria, inform the provider that the MCP is sending a form for signature to document that they accept/do not accept the terms for the provision of the services and copy the member on the form.

c. If the provider agrees to the terms, notify the member and provider of the MCP's authorization and ensure that the MCP's claims processing system will not deny the claim payment because the provider is out-of-panel. MCPs must include their non-contracting provider materials as outlined in Appendix G.4.e with the provider notice.

d. If the provider does not agree to the terms, notify the member and assist the member with locating a provider as expeditiously as the member's condition warrants.

Appendix C

e. Use the ODJFS-specified model language for the provider and member notices.

f. Maintain documentation of all member and/or provider contacts relating to such out-of-panel services, including but not limited to telephone calls and letters.

vii. Not require prior-authorization of any prescription drug that does not require prior authorization by Medicaid fee-for-service for the initial three months of a member's MCP membership. Additionally, all atypical anti-psychotic drugs, that do not require prior authorization by Medicaid fee-for-service, must be exempted from prior authorization requirements for all MCP ABD members through December 2007, after which time ODJFS will re-evaluate the continuation of this pharmacy utilization strategy.

30. Health Information System Requirements
The ability to develop and maintain information management systems capacity is crucial to successful plan performance. ODJFS therefore requires MCPs to demonstrate their ongoing capacity in this area by meeting several related specifications.

a. Health Information System

i. As required by 42 CFR 438.242(a), each MCP must maintain a health information system that collects, analyzes, integrates, and reports data. The system must provide information on areas including, but not limited to, utilization, grievances and appeals, and MCP membership terminations for other than loss of Medicaid eligibility.

ii. As required by 42 CFR 438.242(b)(l), each MCP must collect data on member and provider characteristics and on services furnished to its members.

iii. As required by 42 CFR 438.242(b)(2), each MCP must ensure that data received from providers is accurate and complete by verifying the accuracy and timeliness of reported data; screening the data for completeness, logic, and consistency; and collecting service information in standardized formats to the extent feasible and appropriate.

Appendix C

iv. As required by 42 CFR 438.242(b)(3), each MCP must make all collected data available upon request by ODJFS or the Center for Medicare and Medicaid Services (CMS).

v. Acceptance testing of any data that is electronically submitted to ODJFS is required:

a. Before an MCP may submit production files
b. Whenever an MCP changes the method or preparer of the electronic media; and/or
c. When the ODJFS determines an MCP's data submissions have an unacceptably high error rate.

MCPs that change or modify information systems that are involved in producing any type of electronically submitted files, either internally or by changing vendors, are required to submit to ODJFS for review and approval a transition plan including the submission of test files in the ODJFS-specified formats. Once an acceptable test file is submitted to ODJFS, as determined solely by ODJFS, the MCP can return to submitting production files. ODJFS will inform MCPs in writing when a test file is acceptable. Once an MCP's new or modified information system is operational, that MCP will have up to ninety (90) days to submit an acceptable test file and an acceptable production file.

Submission of test files can start before the new or modified information system is in production. ODJFS reserves the right to verify any MCP's capability to report elements in the minimum data set prior to executing the provider agreement for the next contract period. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment System of the Provider Agreement.

b. Electronic Data Interchange and Claims Adjudication Requirements

Claims Adjudication

The MCP must have the capacity to electronically accept and adjudicate all claims to final status (payment or denial). Information on claims submission procedures must be provided to non-contracting providers within thirty (30) days of a request. MCPs must inform providers of its ability to electronically process and adjudicate claims and the process for submission. Such information must be initiated by the MCP and not only in response to provider requests.

The MCP must notify providers who have submitted claims of claims status [paid, denied, pended (suspended)] within one month of receipt. Such notification may be in the form of a claim payment/remittance advice produced on a routine monthly, or more frequent, basis.

Appendix C

Electronic Data Interchange
The MCP shall comply with all applicable provisions of HIPAA including electronic data interchange (EDI) standards for code sets and the following electronic transactions:
Health care claims;
Health care claim status request and response;
Health care payment and remittance status; and Standard code sets.

Each EDI transaction processed by the MCP shall be implemented in conformance with the appropriate version of the transaction implementation guide, as specified by applicable federal rule or regulation.

The MCP must have the capacity to accept the following transactions from the Ohio Department of Job and Family services consistent with EDI processing specifications in the transaction implementation guides and in conformance with the 820 and 834 Transaction Companion Guides issued by ODJFS:

ASC XI 2 820 - Payroll Deducted and Other Group Premium Payment for Insurance Products; and

ASC X12 834 - Benefit Enrollment and Maintenance.

The MCP shall comply with the HIPAA mandated EDI transaction standards and code sets no later than the required compliance dates as set forth in the federal regulations.

Documentation of Compliance with Mandated EDI Standards The capacity of the MCP and/or applicable trading partners and business associates to electronically conduct claims processing and related transactions in compliance with standards and effective dates mandated by HIPAA must be demonstrated, to the satisfaction of ODJFS, as outlined below.

Verification of Compliance with HIPAA (Health Insurance Portability and Accountability Act of 1995)

MCPs shall submit written verification to ODJES for transaction standards and

Appendix C

code sets specified in 45 CFR Part 162 - Health Insurance Reform: Standards for Electronic Transactions (HIPAA regulations), that the MCP has established the capability of sending and receiving applicable transactions in compliance with the HIPAA regulations. The written verification shall specify the date that the MCP has: 1) achieved capability for sending and/or receiving the following transactions, 2) entered into the appropriate trading partner agreements, and 3) implemented standard code sets. If the MCP has obtained third-party certification of HIPAA compliance for any of the items listed below, that certification may be submitted in lieu of the MCP's written verification for the applicable item(s).

i. Trading Partner Agreements
ii. Code Sets
iii. Transactions
a. Health Care Claims or Equivalent Encounter Information (ASC X12N 837 &NCPDP 5.1) b. Eligibility for a Health Plan (ASC X12N 270/271)
c. Referral Certification and Authorization (ASC X12N 278)
d. Health Care Claim Status (ASC X 12N 276/277)
e. Enrollment and Disenrollment in a Health Plan (ASC X12N 834) f. Health Care Payment and Remittance Advice (ASC X12N 835)
g. Health Plan Premium Payments (ASC X12N 820)
h. Coordination of Benefits

Trading Partner Agreement with ODJFS
MCPs must complete and submit an EDI trading partner agreement in a format specified by the ODJFS. Submission of the copy of the trading partner agreement prior to entering into this Agreement may be waived at the discretion of ODJFS;
if submission prior to entering into the Agreement is waived, the trading partner agreement must be submitted at a subsequent date determined by ODJFS.

Noncompliance with the EDI and claims adjudication requirements will result in the imposition of penalties, as outlined in Appendix N, Compliance Assessment System, of the Provider Agreement.

c. Encounter Data Submission Requirements

General Requirements
Each MCP must collect data on services furnished to members through an encounter data system and must report encounter data to the ODJFS. MCPs are required to submit this data electronically to ODJFS on a monthly basis in the following standard formats:

Appendix C

• Institutional Claims - UB92 flat file
• Noninstitutional Claims - National standard format
• Prescription Drug Claims - NCPDP

ODJFS relies heavily on encounter data for monitoring MCP performance. The ODJFS uses encounter data to measure clinical performance, conduct access and utilization reviews, reimburse MCPs for newborn deliveries and aid in setting MCP capitation rates. For these reasons, it is important that encounter data is timely, accurate, and complete. Data quality, performance measures and standards are described in the Agreement.

An encounter represents all of the services, including medical supplies and medications, provided to a member of the MCP by a particular provider, regardless of the payment arrangement between the MCP and the provider. (For example, if a member had an emergency department visit and was examined by a physician, this would constitute two encounters, one related to the hospital provider and one related to the physician provider. However, for the purposes of calculating a utilization measure, this would be counted as a single emergency department visit. If a member visits their PCP and the PCP examines the member and has laboratory procedures done within the office, then this is one encounter between the member and their PCP.)

If the PCP sends the member to a lab to have procedures performed, then this is two encounters; one with the PCP and another with the lab. For pharmacy encounters, each prescription filled is a separate encounter.

Encounters include services paid for retrospectively, through fee-for-service payment arrangements, and prospectively. through capitated arrangements. Only encounters with services (line items) that are paid by the MCP, fully or in part, and for which no further payment is anticipated, are acceptable encounter data submissions.

All other services that are unpaid or paid in part and for which the MCP anticipates further payment (e.g., unpaid services rendered during a delivery of a new-born) may not be submitted to ODJFS until they are paid. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment System of the Agreement.

Acceptance Testing
The MCP must have the capability to report all elements in the Minimum Data Set as set forth in the ODJFS Encounter Data Specifications and must submit a

Appendix C

test file in the ODJFS-specified medium in the required formats prior to contracting or prior to an information systems replacement or update.

Acceptance testing of encounter data is required as specified in Section 29(a)(v) of this Appendix.

Encounter Data File Submission Procedures
A certification letter must accompany the submission of an encounter data file in the ODJFS-specified medium. The certification letter must be signed by the MCP's Chief Executive Officer (CEO), Chief Financial Officer (CFO), or an individual who has delegated authority to sign for, and who reports directly to, the MCP's CEO or CFO.

No more than two production files in the ODJFS-specified medium per format (e.g., NSF) should be submitted each month. If it is necessary for an MCP to submit more than two production files in the ODJFS-specified medium for a particular format in a month, they must request and receive permission to do so from their designated Contract Administrator.

Timing of Encounter Data Submissions
ODJFS recommends that MCPs submit encounters no more than thirty-five (35) days after the end of the month in which they were paid. (For example, claims paid in January are due March 5.) ODJFS recommends that MCPs submit files in the ODJFS-specified medium by the 5th of each month. This will help to ensure that the encounters are included in the ODJFS master file in the same month in which they were submitted.

d. Information Systems Review

Every two (2) years, and before ODJFS enters into a provider agreement with a new MCP, ODJFS or designee may review the information system capabilities of each MCP. Each MCP must participate in the review, except as specified below. The review will assess the extent to which MCPs are capable of maintaining a health information system including producing valid encounter data, performance measures, and other data necessary to support quality assessment and improvement, as well as managing the care delivered to its members.

The following activities, at a minimum, will be carried out during the review. ODJFS or its designee will:

i. Review the Information Systems Capabilities Assessment (ISCA) forms, as developed by CMS; which the MCP will be required to complete.

Appendix C

ii. Review the completed ISCA and accompanying documents;

iii. Conduct interviews with MCP staff responsible for completing the ISCA, as well as staff responsible for aspects of the MCP's information systems function;

iv. Analyze the information obtained through the ISCA, conduct follow-up interviews with MCP staff, and write a statement of findings about the MCP's information system.

v. Assess the ability of the MCP to link data from multiple sources;

vi. Examine MCP processes for data transfers;

vii. If an MCP has a data warehouse, evaluate its structure and reporting capabilities;

viii. Review MCP processes, documentation, and data files to ensure that they comply with state specifications for encounter data submissions; and

ix. Assess the claims adjudication process and capabilities of the MCP.

As noted above, the information system review may be performed every two years. However, if ODJFS or its designee identifies significant information system problems, then ODJFS or its designee may conduct, and the MCP must participate in, a review the following year, or in such a timeframe as ODJFS, in their sole discretion, deems appropriate to ensure accuracy and efficiency of the MCP health information system.

If an MCP had an assessment performed of its information system through a private sector accreditation body or other independent entity within the two years preceding the time when ODJFS or its designee will be conducting its review, and has not made significant changes to its information system since that time, and the information gathered is the same as or consistent with the ODJFS or its designee's proposed review, as determined by the ODJFS, then the MCP will not required to undergo the IS review. The MCP must provide ODJFS or its designee with a copy of the review that was performed so that ODJFS can determine whether or not the MCP will be required to participate in the IS review. MCPs who are determined to be exempt from the IS review must participate in subsequent information system reviews, as determined by ODJFS.

Appendix C

31. If the MCP will be using the Internet functions that will allow approved users to access member information (e.g., eligibility verification), the MCP must receive prior written approval from ODJFS that verifies that the proper safeguards, firewalls, etc., are in place to protect member data.

32. MCPs must receive prior written approval from ODJFS before adding any information to their website that would require ODJFS prior approval in hard copy form (e.g., provider listings, member handbook information).

33. Pursuant to 42 CFR 438.106(b), the MCP acknowledges that it is prohibited from holding a member liable for services provided to the member in the event that the ODJFS fails to make payment to the MCP.

34. In the event of an insolvency of an MCP, the MCP, as directed by ODJFS, must cover the continued provision of services to members until the end of the month in which insolvency has occurred, as well as the continued provision of inpatient services until the date of discharge for a member who is institutionalized when insolvency occurs.

35. Franchise Fee Assessment Requirements

a. Each MCP is required to pay a franchise permit fee to ODJFS for each calendar quarter as required by ORC Section 5111.176. The current fee to be paid is an amount equal to 4'/2 percent of the managed care premiums, minus Medicare premiums that the MCP received from any payer in the quarter to which the fee applies. Any premiums the MCP returned or refunded to members or premium payers during that quarter are excluded from the fee.

b. The franchise fee is due to ODJFS in the ODJFS-specified format on or before the 30th day following the end of the calendar quarter to which the fee applies.

c. At the time the fee is submitted, the MCP must also submit to ODJFS a completed form and any supporting documentation pursuant to ODJFS specifications.

d. Penalties for noncompliance with this requirement are specified in Appendix N, Compliance Assessment System of the Provider Agreement and in ORC Section 5111.176.

36. Information Required for MCP Websites

a. On-line Provider Directory - MCPs must have an internet-based provider directory available in the same format as their ODJFS-approved provider

Appendix C

directory, that allows members to electronically search for the MCP panel providers based on name, provider type, geographic proximity, and population (as specified in Appendix H). MCP provider directories must include all MCP-contracted providers [except as specified by ODJFS] as well as certain ODJFS non-contracted providers.

b. On-line Member Website - MCPs must have a secure internet-based website which is regularly updated to include the most current ODJFS approved materials. The website at a minimum must include: (1) a list of the counties that are covered in their service area; (2) the ODJFS-approved MCP member handbook, recent newsletters/announcements, MCP contact information including member services hours and closures; (3) the MCP provider directory as referenced in section 36(a) of this appendix; (4) the MCP's current preferred drug list (PDL), including an explanation of the list, which drugs require prior authorization (PA), and the PA process; (5) the MCP's current list of drugs covered only with PA, the PA process, and the MCP's policy for covering generic for brand-name drugs; and (6) the ability for members to submit questions/comments/grievances/appeals/etc, and receive a response (members must be given the option of a return e-mail or phone call). Responses regarding questions or comments are expected within one working day of receipt, whereas responses regarding grievances and appeals must be within the timeframes specified in OAC rule 5101:3-26-08.4. MCPs must ensure that all member materials designated specifically for CFC and/or ABD consumers (i.e. the MCP member handbook) are clearly labeled as such. The MCP's member website cannot be used as the only means to notify members of new and/or revised MCP information (e.g., change in holiday closures, change in additional benefits, revisions to approved member materials etc.). ODJFS may require MCPs to include additional information on the member website, as needed.

c. On-line Provider Website - MCPs must have a secure internet-based website for providers where they will be able to confirm a consumer's MCP enrollment and through this website (or through e-mail process) allow providers to electronically submit and receive responses to prior authorization requests. This website must also include: (1) a list of the counties that are covered in their service area; (2) the MCP's provider iTianual.;(3) MCP contact information; (4) a link to the MCP's on-line provider directory as referenced in section 36(a) of this appendix; (5) the MCP's current PDL list, including an explanation of the list, which drugs require PA, and the PA process; and (6) the MCP's current list of drugs covered only with PA, the PA process, and the MCP's policy for covering generic for brand-name drugs. MCPs must ensure that all provider materials designated specifically for CFC and/or ABD consumers (i.e. The MCP's provider manual) are clearly labeled as such. ODJFS may require MCPs to include additional information on the provider website, as needed.

Appendix C

37. MCPs must provide members with a printed version of their PDL and PA lists, upon request.

38. MCPs must not use, or propose to use , any offshore programming or call center services in fulfilling the program requirements.

39. PCP Feedback - The MCP must have the administrative capacity to offer feedback to individual providers on their: 1) adherence to evidence-based practice guidelines; and 2) positive and negative care variances from standard clinical pathways that may impact outcomes or costs. In addition, the feedback information may be used by the MCP for activities such as physician performance improvement projects that include incentive programs or the development of quality improvement programs.